UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 8, 2016

ADVERUM BIOTECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36579	20-5258327
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1035 O’Brien Drive

Menlo Park, CA 94025

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 272-6269

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communication pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 8, 2016 (the “Effective Date”), Adverum Biotechnologies, Inc. (the “Company”) entered into a Collaboration, Option and License Agreement (the “Agreement”) with Editas Medicine, Inc. (“Editas”) pursuant to which the Company and Editas will collaborate on certain studies using adeno-associated viral (“AAV”) vectors in connection with Editas’ genome editing technology and the Company will grant to Editas an exclusive option (the “Option”) to obtain certain exclusive rights to use the Company’s proprietary vectors in up to five ophthalmic indications (each, an “Indication”).

Pursuant to an agreed research plan, the Company and Editas plan to conduct research programs focused on the testing and optimization of certain AAV vectors for potential Editas genome editing products for the Indications. Editas will pay for the costs of preclinical activities related to the collaboration, subject to certain limitations. The Company also will receive a $1.0 million non-refundable upfront payment, with a portion of such payment to be credited against Editas’ obligation to fund research costs. Under the terms of the Agreement, both the Company and Editas will be subject to exclusivity obligations.

Editas may exercise the Option, with respect to a designated initial Indication, until the first anniversary of the Effective Date. With respect to the four other Indications, Editas may exercise the Option until the third anniversary of the Effective Date, provided that the Option will expire on the second anniversary of the Effective Date if Editas has not exercised the Option with respect to the initial Indication or any other Indication by such date (the “Additional Indication Exercise Period”).

Upon each exercise of the Option, Editas will pay the Company a $1.0 million fee. If Editas elects to develop a product using certain of the Company’s proprietary vectors, the Company will be eligible to receive up to a mid-teen million dollar amount in development and commercialization milestone payments for such product, and tiered royalties between the mid-single digits and low teens on net sales of such product, subject to certain adjustments. If Editas elects to develop a product using a designated alternative vector, the Company will be eligible to receive a lesser amount of development milestone payments and tiered royalties for such product. Editas will be responsible, and bear all costs, for the development and commercialization of all products resulting from the collaboration.

The Agreement also includes customary representations, warranties and covenants. Subject to certain exceptions and limitations, each of the Company and Editas has agreed to indemnify the other for breaches of representations, warranties and covenants and other specified matters.

Unless terminated earlier, the Agreement will remain in effect until the later of (i) the expiration of the Additional Indication Exercise Period and (ii), if the Option is exercised with respect to an Indication, a defined period from the first commercial sale of the resulting Editas product. At any time after the Option is first exercised, Editas may terminate the Agreement for convenience in its entirety or on an Indication-by Indication or country-by-country basis, upon prior written notice to the Company. The Company may also terminate the Agreement if Editas challenges the Company’s patents relating to its proprietary vectors and does not withdraw such challenge within a defined period of time. In addition, either party may terminate the agreement with written notice upon a bankruptcy of the other party or upon an uncured material breach by the other party.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement. The Company intends to file a copy of the Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2016.

Item 8.01	Other Events

On August 9, 2016, the Company issued a press release announcing the collaboration with Editas (the “Press Release”). A copy of the Press Release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated August 9, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2016	ADVERUM BIOTECHNOLOGIES, INC.

	By:	/s/ Paul B. Cleveland
Paul B. Cleveland, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated August 9, 2016.